Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Groupon, Inc. for the registration of $250,000,000 3.25% Convertible Senior Notes due 2022 and 63,775,500 shares of its common stock and to the incorporation by reference therein of our report dated February 15, 2017 (except for Notes 1, 3 and 18, as to which the date is May 17, 2017), with respect to the 2016 and 2015 consolidated financial statements and schedule presented on a comparative basis with the 2017 consolidated financial statements and schedule of Groupon, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Chicago, Illinois
February 14, 2018